UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2010

GENVEC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24469	23-2705690
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 West Watkins Mill Road, Gaithersburg, Maryland	20878
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:          (240) 632 0740

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 1.01             Entry into a Material Definitive Agreement

On September 30, 2010, SAIC-Frederick, Inc., a subsidiary of Science Applications International Corporation (“SAIC”), exercised its first option period under a previously announced four year agreement, dated November 3, 2009 (the “Agreement”), with GenVec, Inc. (the “Company”) for the development of influenza and HIV vaccines in support of the Vaccine Research Center of the National Institute of Allergy and Infectious Diseases, part of the National Institutes of Health, pursuant to SAIC’s grant from the National Cancer Institute. The Agreement provides for payments to the Company of up to approximately $24 million over four years, of which approximately $3.1 million was awarded during the first year of activities under the Agreement, which ended September 30, 2010, and approximately $3.5 million is expected to be received during the second year of activities under the Agreement as a result of the exercise of the first option period, which runs through September 30, 2011. The funds received pursuant to the Agreement will continue to support the development of new HIV and influenza vaccine candidates based on the Company’s proprietary adenovirus vector and production cell line technologies.

On October 6, 2010, the Company issued a press release announcing SAIC’s exercise of its first option period.  A copy of the press release is attached to this current report as Exhibit 99.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01             Financial Statements and Exhibits

Exhibit 99.1          GenVec, Inc. Press Release issued on October 6, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENVEC, INC.

Date: October 6, 2010	By:	/s/ DOUGLAS J. SWIRSKY
Douglas J. Swirsky
Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

EXHIBIT INDEX

99.1	GenVec, Inc. Press Release issued on October 6, 2010